Exhibit 99.1

WebMediaBrands Regains Compliance with Nasdaq Listing Rule

(New York, NY – January 11, 2011) -  WebMediaBrands (Nasdaq: WEBM) today announced that on January 10, 2011, it received written notification from the Nasdaq Stock Market indicating that it has regained compliance with Nasdaq Listing Rule 5450(a) (1) for continued listing on the Nasdaq Global Market. The notification confirmed that WebMediaBrands has maintained a minimum bid price of at least $1.00 per share or greater for at least 10 consecutive business days and that the matter raised in the August 2010 Nasdaq letter is now closed. WebMediaBrands is no longer subject to possible delisting based on the August 2010 letter for failure to maintain a minimum bid price.

"We are pleased to have regained compliance with the Nasdaq listing requirements and remain focused on increasing shareholder value in 2011 and beyond," stated Alan M. Meckler, Chairman and CEO of WebMediaBrands.

About WebMediaBrands Inc.

WebMediaBrands Inc. is an Internet media company that provides content, education, trade shows, and online job board services to media and business professionals. The Company’s online business includes: (i) mediabistro.com, a leading blog network providing content, career and educational resources about major media markets and industry verticals including new media, social media, Facebook, TV news, advertising, public relations, publishing, design, and mobile; (ii) SemanticWeb.com, providing industry leading content on Semantic Web technology; (iii) Brands of the World, Ads of the World and other related websites, providing industry leading content for creative, advertising, and design professionals; and (iv) e-commerce websites including Freelance Marketplace and StockLogos.com. The Company’s trade show and educational offerings include conferences, online and in-person courses, and video subscription libraries on topics covered by the Company’s online business.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which WebMediaBrands competes; the unpredictability of WebMediaBrands's future revenues, expenses, cash flows and stock prices;  WebMediaBrands's dependence on a limited number of advertisers, and the continued listing of WebMediaBrands's common stock on the Nasdaq Global Market. For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current WebMediaBrands press releases are online at www.webmediabrands.com/corporate/press.html.

For information about WebMediaBrands and mediabistro.com contact:

Amanda Barrett
Director of Marketing
212-547-7879